                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                  ACE Limited
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                                  ACE Limited
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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


                       NOTICE OF ANNUAL GENERAL MEETING

                                                                 April 28, 2000
                                                              Hamilton, Bermuda

TO THE SHAREHOLDERS OF ACE LIMITED:

   The Annual General Meeting of ACE Limited (the "Company") will be held on Friday, June 9, 2000, at 9:00 a.m. at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, for the following purposes:

  1. To elect five directors to hold office until 2003 and one director to hold office until 2002;

  2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2000; and

  3. To transact such other further business, if any, as lawfully may be brought before the meeting.

   Only shareholders of record, as shown by the transfer books of the Company, at the close of business on April 28, 2000, are entitled to notice of, and to vote at, the Annual General Meeting.

   PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE RETURN ENVELOPE FURNISHED FOR THAT PURPOSE, AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. IF YOU LATER DESIRE TO REVOKE YOUR PROXY FOR ANY REASON, YOU MAY DO SO IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT. FOR FURTHER INFORMATION CONCERNING THE INDIVIDUALS NOMINATED AS DIRECTORS, USE OF THE PROXY AND OTHER RELATED MATTERS, YOU ARE URGED TO READ THE PROXY STATEMENT ON THE FOLLOWING PAGES.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

                                  ACE LIMITED

                               The ACE Building
                             30 Woodbourne Avenue
                            Hamilton HM 08 Bermuda

                                April 28, 2000

                                PROXY STATEMENT

   The Board of Directors of ACE Limited (the "Company") is soliciting the accompanying proxy to be voted at the Annual General Meeting of the Company to be held at 9:00 a.m. on Friday, June 9, 2000, at The Fairmont Hamilton Princess, 76 Pitts Bay Road, Pembroke, Bermuda, and any adjournments thereof. When the proxy is properly executed and returned, the Ordinary Shares it represents will, subject to any direction to the contrary, be voted at the meeting in favor of the matters specified in the "Notice of Annual General Meeting" attached hereto.

   Any shareholder giving a proxy may revoke it prior to its exercise by providing the Secretary of the Company with written notice of revocation, by voting in person at the Annual General Meeting or by executing a later-dated proxy; provided, however, that the action is taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

   Only holders of Ordinary Shares of record as of the close of business on April 28, 2000 will be entitled to vote at the meeting. As of the close of business on April 28, 2000, there were outstanding 216,945,116 Ordinary Shares of the Company entitled to vote at the meeting, with each Ordinary Share entitling the holder of record on such date to one vote (except that if, and so long as, the Controlled Shares (defined generally to include all shares of the Company directly, indirectly or constructively owned or beneficially owned by any person or group of persons) of any person constitute 10% or more of the issued Ordinary Shares, the voting rights with respect to the Controlled Shares owned by such person shall be limited, in the aggregate, to a voting power of approximately 10%, pursuant to a formula specified in the Company's Amended and Restated Articles of Association (the "Articles")).

   The election of each nominee for director and the ratification of the appointment of PricewaterhouseCoopers LLP require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than six shareholders present in person or by proxy holding at least 50% of the issued and outstanding shares entitled to vote at the Annual General Meeting). The Company will appoint one or more inspectors of election to count votes cast in person or by proxy. Ordinary Shares owned by shareholders electing to abstain from voting with respect to any proposal will be counted towards the presence of a quorum but will have the effect of a vote against such proposal. "Broker non-votes" will be counted towards the presence of a quorum but will not be considered present and voting with respect to elections of directors or other matters to be voted upon at the Annual General Meeting. Therefore, "broker non-votes" will have no effect on the outcome of the proposals to elect directors or ratify the appointment of the Company's independent accountants.

   A copy of the Company's Annual Report to Shareholders for the fiscal year ended December 31, 1999 accompanies this Proxy Statement.

   This Proxy Statement, the attached Notice of Annual General Meeting and the accompanying proxy card are first being mailed to shareholders on or about May 4, 2000.

   The Company knows of no specific matter to be brought before the Annual General Meeting which is not referred to in the attached Notice of Annual General Meeting. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their judgment.

                             ELECTION OF DIRECTORS
                            (Item A on Proxy Card)

   The Company's Articles provide that the Company's Board of Directors shall be divided into three classes with the terms of office of each class ending in successive years. The Company's Articles provide for a maximum of 20 directors and empower the Board of Directors to fix the exact number of directors and appoint persons to fill any vacancies on the Board until the next Annual General Meeting. The Board of Directors has set the number of directors at 16.

   The Executive Committee of the Company's Board of Directors has nominated Michael G. Atieh, Bruce L. Crockett, Thomas J. Neff, Robert W. Staley, and Gary M. Stuart for election as directors of the Company to serve three-year terms to expire at the Annual General Meeting in 2003 and Roberto G. Mendoza for a two-year term to expire at the Annual General Meeting in 2002 and until their respective successors shall have been elected and shall have qualified. Each of these individuals is currently serving as a director of the Company.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE NOMINEES AS DIRECTORS OF THE COMPANY.

   It is the intention of the persons named as proxies, subject to any direction to the contrary, to vote in favor of the candidates nominated by the Board of Directors. If any one or more of the nominees is unable or unwilling to serve, the proxies will, subject to any direction to the contrary, be voted for such other person or persons as the Board of Directors may recommend.

   Certain information with respect to the nominees for election as directors proposed by the Company and the other directors whose terms of office as directors will continue after the Annual General Meeting is set forth below.

Nominees for Election to Terms Expiring in 2003

   Michael G. Atieh, age 46, has been a director of the Company since September 1991. Mr. Atieh has served as Vice President, U.S. Human Health, a division of Merck & Co., Inc. ("Merck") (pharmaceuticals) since January 1999, as Senior Vice President--Sales of Merck-Medco Managed Care, L.L.C. (managed health care), an indirect wholly owned subsidiary of Merck from April 1994 to December 1998, as Vice President--Public Affairs of Merck from January 1994 to April 1994 and as Treasurer of Merck from April 1990 to December 1993.

   Bruce L. Crockett, age 56, has been a director of the Company since May 1995. Mr. Crockett is currently a private investor. Mr. Crockett served as President and Chief Executive Officer of COMSAT Corporation ("COMSAT") (information services) from February 1992 until July 1996 and as President and Chief Operating Officer of COMSAT from April 1991 to February 1992. Mr. Crockett was an employee of COMSAT since 1980 and held various operational and financial positions including Vice President and Chief Financial Officer.
Mr. Crockett is Chairman of the Board of NETSAT28, Datapipe.com and Teletronics International Inc. Mr. Crockett is also a director of International Business Network for World Commerce & Industry, Ltd. (IBNET), CIGNAL Global Communications, AIM Mutual Funds Boards, DATABID.COM and Firewater.com. Mr. Crockett is also a member of the Board of Trustees of the University of Rochester.

   Thomas J. Neff, age 62, has been a director of the Company since May 1997. Mr. Neff has been with Spencer Stuart & Associates, N.A. ("Spencer Stuart") (executive search consulting) since 1976 serving as President of Spencer Stuart from 1979 to 1996. Since 1996, Mr. Neff has served as chairman of Spencer Stuart, U.S. Mr. Neff is a director of MyJobSearch.Com and various mutual funds managed by Lord, Abbett & Co.

   Robert W. Staley, age 65, has been a director of the Company since January 1986. Mr. Staley retired March 1, 2000 as an officer and director of Emerson Electric Co. ("Emerson") (electric equipment) where he had been employed since 1975, serving as Vice Chairman since November 1988. Mr. Staley continues to serve Emerson as a Senior Advisor.

   Gary M. Stuart, age 59, has been a director of the Company since March 1988. Mr. Stuart retired November 30, 1999 from Union Pacific Corporation (transportation) where he had been employed since 1981, serving as its Executive Vice President and Chief Financial Officer from June 1998 through November 1999 and as its Vice President and Treasurer from January 1990 through May 1998. Mr. Stuart is an Executive-in-Residence at the Lubin School of Business at Pace University and is on the adjunct faculty at Fairfield University.

Nominee for Election to Term Expiring in 2002

   Roberto G. Mendoza, age 54, has been a director of the Company since November 1999 and previously served as a director of the Company from 1985-1996. Mr. Mendoza served as Vice Chairman and director of the Boards of J.P. Morgan & Co. Incorporated and its subsidiary Morgan Guaranty Trust Company of New York (banking) from 1990 to April 12, 2000, when he retired. Mr. Mendoza is a director of Consorcio de Alimentos Fabril-Pacifico, S.A., Reuters Group PLC, and Vitro S.A.

Directors Whose Terms of Office Will Continue after this Meeting

 Directors Whose Terms Expire in 2001

   Brian Duperreault, age 52, has been a director since October 1994. Mr. Duperreault has served as Chairman and Chief Executive Officer of the Company since November 1999 and as Chairman, President and Chief Executive Officer of the Company from October 1994 through November 1999. Prior to joining the Company, Mr. Duperreault had been employed with American International Group ("AIG") (insurance) since 1973 and served in various senior executive positions with AIG and its affiliates from 1978 until September 1994, most recently as Executive Vice President, Foreign General Insurance and, concurrently, as Chairman and Chief Executive Officer of American International Underwriters Inc., a subsidiary of AIG, from April 1994 to September 1994. Mr. Duperreault was President of American International Underwriters Inc. from 1991 to April 1994, and chief executive officer of AIG affiliates in Japan and Korea from 1989 until 1991. Mr. Duperreault serves as a director of the Bank of N.T. Butterfield & Son (Bermuda) and as a member of the Board of Trustees of Saint Joseph's University.

   Robert M. Hernandez, age 55, has been a director of the Company since September 1985. Mr. Hernandez has served as Vice Chairman and Chief Financial Officer of USX Corporation ("USX") (a diversified company) since December 1994, as Executive Vice President--Accounting & Finance and Chief Financial Officer of USX from November 1991 until November 1994 and as Senior Vice President--Finance & Treasurer from October 1990 to October 1991. In addition to being a director of USX, Mr. Hernandez is a director and chairman of RTI International Metals, Inc.; a director of Transtar, Inc., the Strategic Investment Fund, Inc. and the Pennsylvania Chamber of Business and Industry; a trustee of the BlackRock Funds; and a member of the Pennsylvania Business Roundtable.

   Peter Menikoff, age 59, has been a director of the Company since January 1986. Mr. Menikoff is currently a private investor. Mr. Menikoff served as President and Chief Executive Officer of CONEMSCO, Inc. (oil and gas drilling/production supplies, services and equipment) from April 1997 until June 1998. Previously, Mr. Menikoff served as Executive Vice President and Chief Administrative Officer of Tenneco Energy Corporation (energy) since June 1995. Mr. Menikoff served as a Senior Vice President of Tenneco, Inc. (diversified industrial) from June 1994 until April 1997. Mr. Menikoff served as Executive Vice President of Case Corporation (agricultural and construction equipment), a subsidiary of Tenneco, Inc., from November 1991 to June 1994. Mr. Menikoff served as Treasurer of Tenneco, Inc. from May 1989 to November 1991.

   Glen M. Renfrew, age 71, has been a director of the Company since August 1993. Mr. Renfrew retired as Managing Director and Chief Executive Officer of Reuters Holdings plc (communications) on February 28, 1991, having served in such capacity since 1981. Mr. Renfrew is a director of Shorewood (Bermuda) Ltd., Lolla Ltd. and Bluesurf Ltd.

   Robert Ripp, age 58, has been a director of the Company since December 1991. Robert Ripp is Chairman of the Board and director of Lightpath Technologies (fiber optics components manufacturing), a Nasdaq listed company. Mr. Ripp also serves as a director of Lightchip Inc., a privately held fiber optics development venture. Mr. Ripp served as Director, Chairman and Chief Executive Officer of AMP Incorporated (electrical connectors) from August 1998 through May 1999. Mr. Ripp served as Vice President and Chief Financial Officer of AMP Incorporated from August 1994 through July 1998 and Vice President and Treasurer of International Business Machines Corporation (electronic computer equipment) from July 1989 through September 1993 and as a director of AJ Gallagher Inc. (NYSE), an insurance brokerage company.

   Dermot F. Smurfit, age 55, has been a director of the Company since August 1997. Mr. Smurfit has been Joint Deputy Chairman of Jefferson Smurfit Group plc ("Jefferson Smurfit") (paper, paperboard and packaging) since January 1984, Chairman and Chief Executive of Jefferson Smurfit's continental European operations from 1994 to 1997, Director of Sales and Marketing since 1997, and has held a number of other senior positions with Jefferson Smurfit. Mr. Smurfit is also a director of Smurfit Stone Container Corporation, a U.S. listed associate of Smurfit Group. Mr. Smurfit is a member of the Board of Confederation of European Paper Industries and a member of the advisory Board of AON Groupe Nederland.

 Directors Whose Terms Expire in 2002

   Meryl D. Hartzband, age 45, has been a director of the Company since May 1996. Ms. Hartzband is the Investment Director and a Principal of Marsh & McLennan Capital, Inc. (insurance). Ms. Hartzband served as a Managing Director of J.P. Morgan International Capital Corporation (commercial and investment banking), a subsidiary of J.P. Morgan & Co. Incorporated ("J.P. Morgan") from August 1994 to February, 1999. From 1982 through August 1994, Ms. Hartzband was employed with J.P. Morgan in various capacities.

   Donald Kramer, age 62, has been a director and Vice Chairman of the Company since July 1996 when the Company acquired Tempest Reinsurance Company Limited ("Tempest"), and was President of Tempest from 1996 until 1999. Mr. Kramer served as Chairman or Co-Chairman of the Board of Tempest from its formation in September 1993 until July 1996. Prior to the formation of Tempest, Mr. Kramer was President of Kramer Capital Corporation (venture capital investments) from March to September 1993, President of Carteret Federal Savings Bank (banking) from August 1991 to March 1993, Chairman of the Board of NAC Re Corporation (reinsurance) from June 1985 to June 1993, Chairman of the Board and Chief Executive Officer of KCP Holding Company (insurance) from July 1986 to August 1991 and of its affiliates, KCC Capital Managers (insurance investments) and Kramer Capital Consultants, Inc. (insurance investments), as well as Chairman of the Board of its subsidiary, National American Insurance Company of California (insurance) from September 1988 to August 1991. Mr. Kramer is a director of National Benefit Life Insurance Company of New York City, a wholly-owned subsidiary of Citigroup, a director of Mapfre America, and a member of the Board of Trustees of the Brooklyn College Foundation.

   Walter A. Scott, age 62, has been a director of the Company since September 1989. Mr. Scott served as a consultant to the Company from October 1994 until September 1996. Mr. Scott served as Chairman, President and Chief Executive Officer of the Company from March 1991 until his retirement in September 1994 and as President and Chief Executive Officer from September 1989 to March 1991. Mr. Scott is a director of Overseas Partners Limited, and Annuity and Life Re, Ltd. Mr. Scott is also a trustee of Lafayette College.

   Sidney F. Wentz, age 68, has been a director of the Company since May 1993. Mr. Wentz served as the Chairman of the Board of Trustees of The Robert Wood Johnson Foundation (charitable foundation) from June 1, 1989 through June 1999. From February 1987 until July 1988, Mr. Wentz served as Chairman and Chief Executive Officer of Crum & Forster, Inc. (insurance). Mr. Wentz is a director of Castle Energy Corporation, a director of The Bank of Somerset Hills, and a trustee of Drew University.

   There are no arrangements or understandings between any director and any other person pursuant to which any director was or is selected as a director or nominee.

Meetings and Committees of the Board of Directors

   During the year ended December 31, 1999, there were seven meetings of the Board of Directors (including regularly scheduled and special meetings). All incumbent directors, except for Robert Ripp, Robert W. Staley and Gary M. Stuart attended at least 75% of the aggregate of such meetings and of the meetings held by all committees of the Board of which they were a member during the time they were a member of such committee. Mr. Ripp and Mr. Stuart attended 75% of all regularly scheduled meetings of the Board of Directors during the year ended December 31, 1999.

   The Board of Directors has established four standing committees: the Audit Committee, the Compensation Committee, the Executive Committee and the Finance Committee.

 Audit Committee

   The Audit Committee is composed entirely of non-management directors and reviews the adequacy and effectiveness of the Company's external auditors and their audit report. The Audit Committee is comprised of Sidney F. Wentz (Chairman), Bruce L. Crockett, Meryl D. Hartzband, Peter Menikoff, Thomas J. Neff, Robert Ripp and Gary M. Stuart. The Audit Committee held four meetings during the year ended December 31, 1999.

 Compensation Committee

   The Compensation Committee has responsibility for determining executive compensation. The Compensation Committee is comprised of Bruce L. Crockett (Chairman), Robert M. Hernandez, Roberto G. Mendoza, Thomas J. Neff and Sidney
F. Wentz. The Compensation Committee held four meetings during the year ended December 31, 1999.

 Executive Committee

   Except as expressly limited by applicable law, the Company's Memorandum or Articles or by the Board of Directors, the Executive Committee may exercise all the powers and authorities of the Board of Directors between meetings of the full Board of Directors, with its primary focus to act for the full Board when it is not practical to convene meetings of the full Board and to serve as a strategic sounding board for the Chairman and Chief Executive Officer of the Company. The Executive Committee also has responsibility for nominating directors and to review and make recommendations to the full Board regarding director compensation. The Executive Committee will consider a shareholder's suggestion for candidates if mailed to: Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Any such suggestion with respect to directors to be elected at the Annual General Meeting to be held in 2001 must be received not later than April 10, 2001 and must comply with Article 40 of the Company's Articles. The Executive Committee also makes recommendations concerning succession plans for senior executive officers of the Company and reviews the development and performance of the Company's senior executive officers. The Executive Committee is comprised of Robert M. Hernandez (Chairman), Brian Duperreault, Donald Kramer, Roberto G. Mendoza and Robert W. Staley. The Executive Committee held four meetings during the year ended December 31, 1999.

 Finance Committee

   The Finance Committee is responsible for recommending asset allocations to the Board of Directors, approving the guidelines which provide standards to ensure portfolio liquidity and safety, and approving investment managers and custodians for portfolio assets. The Finance Committee is comprised of Peter Menikoff (Chairman), Michael G. Atieh, Glen M. Renfrew, Robert Ripp, Walter A. Scott, Dermot F. Smurfit and Gary M. Stuart. The Finance Committee held four meetings during the year ended December 31, 1999.

Director Compensation

   Pursuant to the Company's 1995 Outside Directors Plan, non-management directors of the Company are awarded an annual "retainer award" in the form of Ordinary Shares having a fair market value of $35,000. For the 1999 plan year, the retainer award included additional Ordinary Shares having a fair market value of $8,750, reflecting the longer plan year resulting from the change in the Company's fiscal year. A director completing less than a full year of service receives a pro rata portion of the annual retainer award. The retainer award is made as of the date of the Company's annual general meeting (and the additional retainer award for the 1999 plan year was made as of August 9, 1999). The fair market value of the Ordinary Shares is determined as of the award date. The value of any fractional share is generally distributed in cash. Directors vest in the retainer award shares as of the day immediately preceding the next annual general meeting. All retainer award shares become fully vested upon a "change in control" of the Company (as defined in the plan), or if the director ceases service as a director because of death or disability. If a director ceases service as a director for any other reason, all unvested retainer award shares are forfeited.

   In addition, each director who serves as the chairman of any committee of the Board during any plan year quarter is awarded a "committee chairman award" as of the first business day of the next following plan quarter (generally ninety-day periods following the annual general meeting), which award is the number of Ordinary Shares having a fair market value, determined as of such date, of $1,250 per quarter. All shares awarded as a committee chairman award are fully vested at the time of award. In addition, a director may elect to receive his committee chairman award in cash.

   Directors are also paid $3,000 for attendance at each meeting of the Board of Directors and $1,000 for attendance at each meeting of a committee of the Board of Directors. A director may elect to receive meeting fees in the form of fully vested Ordinary Shares. Directors are also reimbursed for their reasonable expenses in connection with Board service.

   A director may elect to defer the receipt of Ordinary Shares or cash otherwise payable.

Certain Business Relationships

   Certain shareholders of the Company and their affiliates, including the employers of or entities otherwise associated with certain directors and officers and their affiliates, have purchased insurance from the Company on terms the Company believes were no more favorable to these insureds than those made available to other customers.

   The Company and its subsidiaries pay to affiliates of Marsh & McLennan Companies, Inc. ("Marsh & McLennan") normal and customary commissions for brokerage activities performed in connection with the placing of insurance. William M. Mercer, Incorporated, an employee benefits consulting firm and a wholly owned subsidiary of Marsh & McLennan, advises the Compensation Committee of the Company's Board of Directors and receives customary fees in connection therewith.

   The Company has entered into a Consulting Agreement dated as of January 1, 2000 with Kramer Capital Corporation. Donald Kramer is a part time employee of Kramer Capital Corporation. Pursuant to the Consulting Agreement, Kramer Capital Corporation will provide consulting services to the Company with respect to strategic opportunities and trends in the insurance and financial services industry. The Consulting Agreement specifies that Mr. Kramer and others will be made available to perform these services for the Company. The Company paid Kramer Capital Corporation a retainer fee of $100,000. The Company will pay Kramer Capital Corporation additional fees as agreed in writing from time to time. The Company will also reimburse Kramer Capital Corporation for reasonable out-of-pocket expenses. The amount of services to be performed by Kramer Capital Corporation during 2000 has not been determined, but is expected to be approximately $300,000. Mr. Kramer has no financial interest in Kramer Capital Corporation, either directly or indirectly through a related person, and will receive a salary of $100,000 as compensation for his services to Kramer Capital Corporation during the year 2000.

   In March 1999, the Company made a $250,000 housing loan to Dominic Frederico, President and Chief Operating Officer of the Company. The loan bears interest at 4 3/4%, being the federal rate as of the date of the loan. The promissory note evidencing the loan provides that $50,000, plus interest, will be forgiven on

March 23 of each of 2000, 2001, 2002, 2003 and 2004 if Mr. Frederico is employed by the Company or has died, resigned as a result of disability or has been terminated without cause. The note becomes due if Mr. Frederico resigns from the Company voluntarily or if the Company terminates him for cause.

Section 16(a) Beneficial Ownership Reporting Compliance

   Executive officers and directors of the Company are subject to the reporting requirements of Section 16 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). During the fiscal year ended December 31, 1999, Robert Blee was late in filing a Form 3 upon becoming an executive officer of the Company; John Charman, Brian Duperreault, Dominic Frederico, Dennis Reding and Keith White were each late in filing a Form 4 to report acquisitions of ordinary shares (involving one report and transaction in the case of each of Messrs. Frederico, Reding and White and two reports and transactions in the case of each of Messrs. Charman and Duperreault); and Mr. Reding was late in reporting a transaction required to be reported on Form 5. All such transactions have now been reported.

                    BENEFICIAL OWNERSHIP OF ORDINARY SHARES

Directors and Officers

   The following table sets forth information, as of April 15, 2000, with respect to the beneficial ownership of Ordinary Shares by Brian Duperreault, the Company's Chairman and Chief Executive Officer (the Company's "CEO"), the Company's other four most highly compensated executive officers (the "Named Executive Officers"), each of the Company's directors and by all directors and executive officers of the Company as a group. Unless otherwise indicated, the named individual has sole voting and investment power over the Ordinary Shares under the column "Ordinary Shares Beneficially Owned." The Ordinary Shares listed for each director and each executive officer constitute less than one percent of the outstanding Ordinary Shares, except for John R. Charman for whom the shares listed constitute approximately 1.55% of the outstanding Ordinary Shares of the Company. The Ordinary Shares owned by all directors and executive officers as a group constitute approximately 4.82% of the outstanding Ordinary Shares.

                                                            Ordinary
                                                             Shares
                                                 Ordinary    Subject
                                                  Shares       to     Restricted
                                               Beneficially  Option    Ordinary
      Name of Beneficial Owner                    Owned        (1)    Shares (2)
      ------------------------                 ------------ --------- ----------
      Brian Duperreault......................     295,788   1,225,000   260,000
      Dominic J. Frederico...................      21,563     235,000   121,000
      Donald Kramer..........................     116,448   1,094,396    28,000
      John R. Charman (3)....................   3,302,860      33,333    20,000
      Dennis B. Reding (3)...................      23,802      43,333    75,000
      Michael G. Atieh (4)...................      10,404         --      1,687
      Bruce L. Crockett (4)..................      22,295         --      1,687
      Meryl D. Hartzband (4) (5).............       1,466         --      1,687
      Robert M. Hernandez (4)................      42,454         --      1,687
      Roberto G. Mendoza (4) (5).............       5,305         --        855
      Peter Menikoff (3) (4).................      21,788         --      1,687
      Thomas J. Neff (4).....................       7,806         --      1,687
      Glen M. Renfrew (3)....................      76,313         --      1,687
      Robert Ripp (4)........................      14,104         --      1,687
      Walter A. Scott (4)....................     231,009     480,000     1,687
      Dermot F. Smurfit......................       1,980         --      1,687
      Robert W. Staley (5)...................       8,679         --      1,687
      Gary M. Stuart (4).....................       6,804         --      1,687
      Sidney F. Wentz (3)....................      12,532         --      1,687
      All directors & executive officers as a
       group (29 individuals) (3)............   4,784,101   4,537,243 1,137,293

--------
(1) Represents Ordinary Shares which the reporting person has the right to acquire within 60 days of April 15, 2000 pursuant to options.
(2) The reporting person has the right to vote (but not dispose of) the Ordinary Shares listed under "Restricted Ordinary Shares."
(3) Messrs. Charman, Reding, Menikoff, Renfrew and Wentz had shared power to vote and/or dispose of 24,619, 3,380, 10,800, 15,000 and 6,000, respectively, of the Ordinary Shares listed. The directors and officers have shared power to vote and/or dispose of 64,149, in the aggregate, of the shares listed as owned by the directors and officers as a group. The Ordinary Shares listed for Mr. Charman also include 2,448,277 shares subject to trust arrangements for the benefit of Mr. Charman and/or his family for which Mr. Charman does not have power to vote or dispose.
(4) The amounts included under "Ordinary Shares Beneficially Owned" and "Restricted Ordinary Shares" include certain Ordinary Shares for which the reporting person has elected to defer receipt. The reporting person has the right to dispose of (but not to vote) such Ordinary Shares.
(5) Mr. Mendoza, Ms. Hartzband and Mr. Staley serve as officers or are otherwise affiliated with significant shareholders of the Company. The number of Ordinary Shares beneficially owned by such shareholders is set forth below.

   Each of the Company's directors named below is an officer of or otherwise affiliated with a significant shareholder of the Company. The following table sets forth the name of each such director, the name of the affiliated shareholder (or the ultimate parent of such shareholder) and the number of Ordinary Shares beneficially owned as of March 31, 2000, by such shareholder (or the ultimate parent of such shareholder), except that the Ordinary Share information provided for Marsh & McLennan Risk Capital Holdings, Ltd. is as of March 15, 2000.

                                                                       Percent
                                                                         of
                                                                        Total
                                                           Number of  Ordinary
                                                           Ordinary    Shares
Name                             Name of Shareholder        Shares   Outstanding
----                             -------------------       --------- -----------
Meryl D. Hartzband........ Marsh & McLennan Risk Capital   3,790,113    1.75%
                           Holdings, Ltd.
Roberto G. Mendoza........ J. P. Morgan & Co. Incorporated 3,556,571    1.64%
Robert W. Staley.......... Emerson Electric Co.              321,816       *

--------
*Represents less than one percent of the outstanding Ordinary Shares.

Other Beneficial Owners

   The following table sets forth information regarding each person known by the Company (including corporate groups) to own of record or beneficially own more than five percent of the Company's outstanding Ordinary Shares as of the dates indicated below.

                                                             Number of
                                                               Shares    Percent
                                                            Beneficially   of
Name and Address of Beneficial Owner                           Owned      Class
------------------------------------                        ------------ -------
FMR Corp (1)..............................................   12,924,075   5.96%
 82 Devonshire Street
 Boston, Massachusetts 02109-3614

Franklin Resources, Inc. (2)...............................  19,150,918   8.83%
 777 Mariners Island Blvd.
 P.O. Box 7777
 San Mateo, California 94403-7777

Wellington Management Company, LLP (3).....................  16,543,124   7.63%
 75 State Street
 Boston, Massachusetts 02109

--------
(1) Based on information provided by Fidelity Management & Research Company ("Fidelity") in a letter dated March 31, 2000. As of March 31, 2000, FMR Corp ("FMR") held 12,924,075 Ordinary Shares on behalf of its direct subsidiaries: Fidelity, 82 Devonshire Street, Boston, Massachusetts, 02109, a wholly owned subsidiary of FMR and a registered investment adviser under the Investment Advisers Act of 1940, was the beneficial owner of 12,491,800 Ordinary Shares as a result of acting as investment advisor to various investment companies. Fidelity Management Trust Company, 82 Devonshire Street, Boston, Massachusetts 02109, a wholly owned subsidiary of FMR, and a bank, as defined in Section 3(a)(6) of the Securities Exchange Act of 1934, was the beneficial owner of 432,275 Ordinary Shares as a result of serving as investment manager of the institutional accounts.
(2) As of December 31, 1999, based on a Schedule 13G filed by Franklin Resources Inc. ("FRI"). According to such Schedule 13G, FRI is a parent holding company, in accordance with Rule 13d-1(b)(1)(ii)(G), of investment advisors to the Franklin/Templeton Group of Funds (the "Adviser Subsidiaries"). As of December 31, 1999, FRI, its principal shareholders and the Adviser Subsidiaries may be deemed to have beneficial ownership of 19,150,918 Ordinary Shares.
(3) As of December 31, 1999, based on a Schedule 13G filed by Wellington Management Company, LLP ("WMC"). WMC is a registered investment advisor under the Investment Advisers Act of 1940. As of December 31, 1999, WMC, in its capacity as investment advisors, may be deemed to have beneficial ownership of 16,543,124 Ordinary Shares that are owned by numerous investment advisory clients, none of which is known to have such interest with respect to more than five percent of the class.

   Other than as disclosed above, there are no persons who own of record, or are known by the Company to beneficially own, as of March 31, 2000, more than five percent of the Company's outstanding Ordinary Shares.

                            EXECUTIVE COMPENSATION

   The following table sets forth, in summary form, compensation earned by the Company's CEO and by the Named Executive Officers of the Company for the periods presented.

                          Summary Compensation Table

                                                                             Long-Term
                                        Annual Compensation             Compensation Awards
                                  ------------------------------------ ------------------------
                                                                                     Securities
                                                          Other Annual Restricted    Underlying  All Other
        Name and          Fiscal                          Compensation   Stock        Options/  Compensation
   Principal Position    Year (1)  Salary    Bonus            (2)      Awards (3)    SARs(#)(4)     (5)
   ------------------    -------- -------- ----------     ------------ ----------    ---------- ------------
Brian Duperreault.......  1999    $800,000 $1,400,000       $222,660   $1,158,750(6)  170,000     $330,000
Chairman and Chief        1998S   $175,000        --        $ 48,500          --          --      $ 26,250
 Executive Officer        1998    $662,500 $1,400,000       $207,758   $1,185,000(6)  120,000     $309,375
 ACE Limited              1997    $531,258 $1,200,000       $221,693   $5,400,000(6)  180,000     $259,689

Dominic J. Frederico....  1999    $525,000 $  650,000       $153,359   $  772,500(6)   90,000     $176,250
President and Chief       1998S   $ 93,750        --             --           --          --      $ 14,063
 Operating Officer        1998    $361,250 $  350,000       $160,769   $2,221,875(6)   75,000     $106,688
 ACE Limited              1997    $310,000 $  300,000       $185,498   $  540,000(6)   90,000     $ 91,500

Donald Kramer...........  1999    $547,211 $  500,000            --    $  289,688(6)   50,000     $157,082
 Vice Chairman            1998S   $125,000        --             --           --          --      $ 18,750
 ACE Limited              1998    $493,750 $  500,000            --    $  296,250(6)   50,000     $149,063
                          1997    $468,750 $  475,000            --    $  270,000(6)   60,000     $141,563

John R. Charman (7).....  1999    $633,558 $2,436,246(8)         --    $  386,250(6)   60,000     $235,299
 Chief Executive Officer  1998S   $153,141        --             --           --          --      $ 61,344
 ACE Global Markets       1998    $153,141 $1,427,433(9)         --           --      100,000     $ 61,344
                          1997         --         --             --           --          --           --

Dennis Reding ..........  1999    $416,346 $  976,563(10)        --    $  812,813(6)   50,000     $144,952
 President & CEO          1998S   $ 94,231        --             --           --          --      $ 14,135
 ACE USA                  1998    $264,423 $1,800,000(10)        --    $1,185,000(6)   85,000     $ 56,442
                          1997         --         --             --           --          --           --

--------
(1) During 1999, the Company changed its fiscal year from the twelve months ended September 30 to the twelve months ended December 31. In this table, the 1999 fiscal year represents the twelve-month period ended December 31, 1999. The 1998 and 1997 fiscal years represent the twelve-month periods ending September 30, 1998 and 1997, respectively. The 1998S period represents the three-month period ended December 31, 1998.
(2) Other annual compensation for the year ended December 31, 1999 includes commuting and living expenses in respect of Messrs. Duperreault and Frederico in the amount of $194,000 and $126,500, respectively; for the three months ended December 31, 1998 includes commuting and living expenses of $48,500 in respect of Mr. Duperreault; for the year ended September 30, 1998 includes commuting and living allowances in respect of Messrs. Duperreault and Frederico in the amounts of $203,683 and $158,619, respectively; and for the year ended September 30, 1997 includes commuting and living allowances in respect of Messrs. Duperreault and Frederico in the amounts of $188,004 and $136,000, respectively.
(3) As of December 31, 1999, the number and value of restricted Ordinary Shares held by each of the above named executive officers was: Mr. Duperreault--260,000 ($4,338,750), Mr. Frederico--121,000 ($2,019,188),
    Mr. Kramer--28,000 ($467,250), Mr. Charman--20,000 ($333,750) and Mr.
    Reding--75,000 ($1,251,563). Such values were determined by multiplying the number of shares by $16.6875 (the closing price of the Ordinary Shares on the New York Stock Exchange (the "NYSE") on December 31, 1999).

 (4) This column has been adjusted to give effect to the three-for-one stock split of the Ordinary Shares. The record date for the stock split was February 17, 1998 and certificates were mailed to shareholders in connection with the stock split on March 2, 1998.
 (5) All other compensation represents contributions by the Company to defined contribution plans on behalf of the named individuals for the above amounts.
 (6) The value of the restricted shares awarded to the individuals in respect of the year ended December 31, 1999 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on the date of the grant. With the exception of 15,000 Ordinary Shares awarded to Mr. Reding on July 1, 1999, when the closing price of the Ordinary Shares on the NYSE was $28.4375, all restricted shares awarded in 1999 were awarded on November 18, 1999, on which date the closing price for Ordinary Shares on the NYSE was $19.3125. The value of the restricted shares awarded to the individuals in respect of the year ended September 30, 1998 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on November 12, 1998 ($29.6250), in each case the date of the award. The value of the restricted shares awarded to the individuals in respect of the year ended September 30, 1997 was determined by multiplying the number of shares awarded by the closing price of the Ordinary Shares on the NYSE on November 12, 1997 ($30.00, as adjusted to give effect to the stock split), in each case the date of the award. The number of restricted Ordinary Shares awarded to each of the CEO and the Named Executive Officers, as adjusted to give effect to the stock split, was:

                       Name                  Fiscal 1999 Fiscal 1998 Fiscal 1997
                       ----                  ----------- ----------- -----------
      Brian Duperreault.....................   60,000      40,000      180,000
      Dominic J. Frederico..................   40,000      75,000       18,000
      Donald Kramer.........................   15,000      10,000        9,000
      John R. Charman.......................   20,000         --           --
      Dennis Reding.........................   35,000      40,000          --

   With respect to all restricted Ordinary Shares awarded to the CEO and the Named Executive Officers in 1999, except for 15,000 of the 35,000 restricted Ordinary Shares awarded to Mr. Reding, the restrictions with respect to one-quarter of the Ordinary Shares lapse on each of the first, second, third and fourth anniversary of the date of the awards. The restrictions on such 15,000 Ordinary Shares awarded to Mr. Reding in 1999 will lapse at the end of the first anniversary of the date of the award. With respect to the 10,000 restricted Ordinary Shares awarded to Mr.
   Kramer in 1998, the restrictions with respect to one-third of the Ordinary Shares lapse on each of the second, third and fourth anniversary of the date of the award. With respect to the 75,000 restricted Ordinary Shares awarded to Mr. Frederico and the 40,000 restricted Ordinary Shares awarded to Mr. Reding in 1998, the restrictions with respect to one-third of the Ordinary Shares lapse on each of the third, fourth and fifth anniversary of the date of the awards. With respect to the 40,000 restricted Ordinary Shares awarded to Mr. Duperreault in 1998, the restrictions with respect to 8,000 Ordinary Shares lapse on November 12, 2001, the restrictions with respect to 16,000 Ordinary Shares lapse on November 12, 2002, and the restrictions with respect to 16,000 Ordinary Shares lapse on November 12, 2003. With respect to the awards in 1997, other than 150,000 of the 180,000 restricted Ordinary Shares awarded to Mr. Duperreault, the restrictions with respect to one-third of the Ordinary Shares lapse on each of the first, second and third anniversary of the date of the awards. With respect to such 150,000 restricted Ordinary Shares awarded to Mr. Duperreault, the restrictions with respect to 30,000 Ordinary Shares lapse on November 12, 2000, the restrictions with respect to 60,000 Ordinary Shares lapse on November 12, 2001 and the restrictions with respect to 60,000 Ordinary Shares lapse on November 12, 2002. During the restricted period, the executive officers are entitled to vote the Ordinary Shares and receive dividends.
 (7) Mr. Charman was paid in pounds sterling. His 1999 compensation information (other than restricted stock and options) has been calculated using the pound to dollar exchange rate for December 31, 1999 of 1.6182, as reported by Bloomberg and his 1998 and 1998S compensation information (other than restricted stock and options) has been calculated using the pounds to dollar exchange rate for December 31, 1998 of 1.6875, as reported by Bloomberg.

 (8) Includes a retention bonus of (Pounds)705,528 (valued at $1,141,686 using the December 31, 1999 exchange rate of 1.6182 as reported by Bloomberg) in connection with the Company's Tarquin acquisition.
 (9) Consists of a retention bonus of (Pounds)845,866 (valued at $1,427,433 using the exchange rate for December 31, 1998 of 1.6875, as reported by Bloomberg).

(10) Includes a retention bonus paid in connection with the Company's Westchester acquisition and, for 1999, an award of 15,000 fully vested Ordinary Shares on July 1, 1999, on which date the closing price on the NYSE was $28.4375.

   The following table sets forth information concerning awards of stock options under the Company's 1998 Long Term Incentive Plan made to the Company's CEO and to the Named Executive Officers during the year ended December 31, 1999. No stock appreciation rights ("SARs") were awarded during the year ended December 31, 1999.

                       Option Grants in Last Fiscal Year

                                                                                   Potential Realized
                                                                                    Value at Assumed
                         Number of     Percent of                                 Annual Rate of Stock
                          Options     Total Options                                Price Appreciation
                         Awarded in    Awarded to   Exercise or                      for Option Term
                           Fiscal     Employees in  Base Price                    ---------------------
Name                        1999       Fiscal 1999    ($/Sh)     Expiration Date      5%         10%
----                     ----------   ------------- ----------- ----------------- ---------- ----------
Brian Duperreault.......  170,000(1)      4.29%      $19.3125   November 18, 2009 $2,064,740 $5,232,456
Dominic J. Frederico....   90,000(1)      2.27%       19.3125   November 18, 2009  1,093,097  2,770,124
Donald Kramer...........   50,000(1)      1.26%       19.3125   November 18, 2009    607,276  1,538,958
John R. Charman.........   60,000(1)      1.51%       19.3125   November 18, 2009    728,732  1,846,749
Dennis Reding...........   50,000(1)      1.26%       19.3125   November 18, 2009    607,276  1,538,958

--------
(1) Options vest one-third on the first, second and third anniversary of the grant.

   The following table sets forth information concerning the number of unexercised stock options outstanding at December 31, 1999, and the value of any unexercised in-the-money stock options outstanding at such time, held by the Company's CEO and the Named Executive Officers. There were no SARs outstanding at December 31, 1999.

                      Option Values at December 31, 1999

                               Number of Securities
                              Underlying Unexercised   Value of Unexercised In-
                                  Options/SARs at        the-Money Options at
                                Fiscal Year-End (#)       Fiscal Year-End ($)
Name                         Exercisable/Unexercisable Exercisable/Unexercisable
----                         ------------------------- -------------------------
Brian Duperreault...........     1,225,000/310,000          $  866,250/None
Dominic J. Frederico........       235,000/170,000             560,625/None
Donald Kramer...............     1,094,396/103,334           8,895,240/None
John R. Charman.............        33,333/126,667                None/None
Dennis Reding...............        43,333/ 91,667                None/None

Compensation Committee Interlocks and Insider Participation

   The Compensation Committee of the Company's Board of Directors has responsibility for determining the compensation of the Company's executive officers. None of the members of the Compensation Committee was an officer or employee of the Company. No officer or employee of the Company serves on the compensation committee of any company that employs any member of the Compensation Committee.

Employment Agreements

   The following is intended to be a summary of the terms of the employment agreements entered into between the Company and the executive officers named below.

   The Company has entered into an agreement with Brian Duperreault. This agreement provides for a base salary of $550,000 per year, subject to increase. Effective January 1, 2000, Mr. Duperreault's annual base salary is $875,000. The agreement also provides for an annual discretionary bonus. Mr. Duperreault is also eligible to participate in the Company's benefit plans. Pursuant to an Option and Restricted Share Agreement and Plan entered into in connection with Mr. Duperreault's employment agreement, Mr. Duperreault was awarded 300,000 restricted shares and options to purchase 900,000 Ordinary Shares at $7.542 per Ordinary Share (each as adjusted to give effect to the stock split). All shares of the aforementioned shares of restricted stock have vested and all of the aforementioned options are now exercisable. The aforementioned options will expire on September 30, 2004. During the 1998 fiscal year Mr. Duperreault exercised the aforementioned options with respect to 195,000 Ordinary Shares. Mr. Duperreault may exercise any of the options for a period of one year if his termination is by reason of his death or disability or by the Company without cause and for 30 days if such termination is by the Company for cause or voluntarily by Mr. Duperreault. The agreement also provides Mr. Duperreault with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company's Board of Directors. In addition, if, following a change in control, Mr. Duperreault's employment is terminated without cause, his salary and benefits will continue for 12 months and he will be entitled to any previously awarded but unpaid bonus and a bonus for any uncompleted fiscal year based upon the bonus for the last completed fiscal year and the number of days in the then current fiscal year in which he was employed. Pursuant to the agreement, Mr. Duperreault has agreed not to engage in any activity in Bermuda or the Cayman Islands for a period of 12 months following termination of his employment with the Company that would compete with any business being conducted by the Company or its subsidiaries, or which was actively being developed by the Company or its subsidiaries during the term of Mr. Duperreault's employment.

   A "change in control" under Mr. Duperreault's employment agreement is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of the Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by three-quarters of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director; (iii) the Company adopts any plan of liquidation providing for the distribution of all or substantially all of its assets; (iv) all or substantially all of the assets or business of the Company are disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the Company, all of the voting stock or other ownership interests of the entity or entities, if any, that succeed to the business of the Company); or (v) the Company combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of the Company immediately prior to the combination hold, directly or indirectly, 50% or less of the voting stock of the combined company.

   The Company has entered into an agreement with Dominic J. Frederico, pursuant to which he serves as President and Chief Operating Officer, ACE Limited. The agreement currently provides for a base salary of $320,000 per year, subject to increase, an annual discretionary bonus plus participation in the Company's benefit plans. Effective January 1, 2000, Mr. Frederico's annual base salary is $650,000. Pursuant to his agreement, Mr. Frederico was awarded options to purchase 30,000 Ordinary Shares at $7.625 per Ordinary Share (as adjusted to give effect to the stock split). These options have become exercisable and expire on January 9, 2005. The agreement also provides Mr. Frederico with customary executive benefits, including participation in the Company's retirement plan, the Company's supplemental executive retirement plan, various insurance plans, reimbursement of housing and certain personal travel expenses and, generally, such other benefit programs as are available to the Company's other senior executives. The agreement is now subject to automatic one-year renewals unless notice of non-renewal is provided by the Company. Upon termination without cause, Mr. Frederico's salary and benefits are agreed to continue for 24 months and any previously awarded but unpaid bonus is to be paid. Pursuant to the agreement, Mr. Frederico has agreed not to engage in any activity in the United States, Bermuda or the Cayman Islands for a period of 12 months following his termination of employment with the Company that would compete with the business of the Company.

   The Company has entered into an agreement with John R. Charman, pursuant to which he serves as Chief Executive Officer of ACE Global Markets Limited. The agreement currently provides for a base salary of $587,407 per year, subject to increase, an annual discretionary bonus and a retention bonus of $2.2 million payable in two equal installments, the first having been paid on July 9, 1999 and the second payable on July 9, 2000. The agreement also provides Mr. Charman with customary executive benefits, including participation in an executive pension plan, various insurance plans and a car allowance plan. The agreement is for a five year term which began July 9, 1998, and shall continue thereafter unless 12 months written notice of termination is provided by either party. Pursuant to the agreement, Mr. Charman has agreed not to engage in any activity for a period of 12 months following his termination of employment with the Company that would compete with the specified business of the Company in London.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee of the Board of Directors (the "Committee") is comprised entirely of independent, non-management directors. The Committee has responsibility for developing and implementing the Company's compensation policy for senior management, and for determining the compensation for the executive officers of the Company. The goal of the Committee is to achieve fair compensation for the individuals and to enhance shareholder value by continuing to closely align the financial rewards of management with those of the Company's shareholders.

   The Company's compensation program is structured to support the human resource requirements of its business. The Company seeks to attract and retain qualified executives who are creative, motivated and dedicated. With respect to its executive officers, the Company competes with property and casualty insurers, specialty insurers, and financial companies world-wide, although primarily with companies based in North America and Europe. The Committee is aware of the unique circumstances which relate to the attraction and retention of superior executives in Bermuda, and attempts to create and administer a compensation program to achieve that result, while at the same time implementing integrated compensation principles for its employees worldwide.

   Each executive's total compensation is generally comprised of three components: salary, annual incentive compensation awards and long-term incentive compensation awards. The mix of an officer's total compensation is generally based upon the level of the officer's position, with more senior officers receiving a greater percentage of their total compensation in the form of incentive compensation (i.e. variable compensation), and a lesser percentage in the form of salary (i.e. fixed compensation).

   Salary and incentive compensation awards are reviewed annually for competitiveness and are determined in large part by reference to compensation levels for comparable positions at comparable companies based in the United States, Bermuda, and Europe. Generally, the Company targets the upper quartile of its applicable peer group in establishing incentive compensation, and the median to third quartile in establishing salaries. Actual salary and incentive compensation may be above or below such targets based on individual and corporate performance during the prior fiscal year.

   Because the Company's business activities can result in significant earnings fluctuations from year to year, each executive's contribution to the advancement of long-term corporate goals is also considered. These factors include, among other things, underwriting and financial results, business production, development of management team and strategic steps such as development of new products and lines of business, geographical spread of business and acquisitions.

Salary

   In determining the salary of each senior executive, the Committee has been assisted by William M. Mercer, Incorporated ("Mercer"), an independent consulting firm which is a subsidiary of Marsh & McLennan

Companies, Inc. Mercer annually accumulates data from a peer group of comparable companies, which the Committee takes into consideration in determining salary. The data is analyzed to establish competitive salary ranges for comparable positions primarily in insurance companies of generally comparable size, market capitalization and complexity. The Company's Chief Executive Officer makes recommendations to the Committee with respect to the salary of each senior executive other than himself. The Committee discusses these recommendations, and the relevant data, and then determines the senior executives' salaries. The Committee meets separately to determine the salary of the Company's Chief Executive Officer.

Annual Incentive Compensation

   At the conclusion of each fiscal year, the Committee reviews with the Company's Chief Executive Officer the performance of each senior executive against goals established at the beginning of the year. Based upon the overall performance of the Company and the contribution by the individuals in achieving that performance by attaining the established goals, such as leadership and management competencies, alignment with strategic initiatives (including where applicable, financial performance), and development of corporate culture, the Company's Chief Executive Officer recommends to the Committee annual incentive compensation levels for each senior executive. The Committee considers his recommendations, and the relevant data, and then determines the annual incentive compensation for each senior executive. The Committee meets separately to evaluate the performance of the Chief Executive Officer and determine his annual incentive award.

Long-Term Incentive Compensation

   The Company has established long-term incentive plans which use equity awards to create incentive for employees to enhance the long-term value of the company. The goal of the long-term incentive plans is to align executives with long-term shareholder interest by making equity an important component of compensation packages. In furtherance of the objectives of these plans, the Committee established a set of goals, including:

    (i) increasing officer ownership of the Company's outstanding shares by reviewing and establishing target levels of ownership for its officers to achieve over time, based on their respective positions with the Company and monitoring progress towards achievement of such target levels of officer ownership. (The Company has made significant progress to date in achieving its targeted levels of equity ownership by officers of the Company.);

    (ii) awarding long-term incentive awards at competitive levels annually; and

    (iii) providing capital accumulation opportunities that foster attraction and retention of key management employees by linking their interests with shareholder interests.

   With respect to guidelines for administering its long-term incentive plans, the Committee makes long-term compensation awards based on individual and Company performance, and on the practices of a group of generally comparable insurance companies. While the long-term incentive plans provide for a range of types of awards, the Committee has generally made awards in the form of stock options and/or restricted stock. The Committee believes that awards of stock options, which reward Company stock price appreciation over the long-term, are particularly appropriate in light of the nature of the Company's business and long-term business plans. The Committee also believes that restricted stock awards, particularly those with delayed vesting, are crucial in helping to retain high caliber executives in an increasingly competitive labor market.

Chief Executive Officer's Fiscal 1999 Compensation

   As set forth in the Summary Compensation Table above, Mr. Duperreault's total annual compensation for the year ended December 31, 1999 was $2,422,660. Such annual compensation consisted of salary of $800,000 pursuant to Mr. Duperreault's employment agreement described elsewhere herein (see "Employment Agreements"), an annual incentive award of $1,400,000 and $222,660 in other annual compensation. In addition, during the year ended December 31, 1999, Mr. Duperreault also received options to purchase 170,000 Ordinary Shares and received 60,000 shares of restricted stock as well as $330,000 in other compensation.

   In determining Mr. Duperreault's annual and long-term incentive awards and adjustment to salary, the Committee reviewed among other things, data gathered by Mercer on the compensation of a peer group of comparable companies and the Company's financial performance relative to those companies. The Committee focused in particular on the progress the Company made during the fiscal year with respect to its strategic initiatives, particularly, the completion of the acquisition of CIGNA's property and casualty business and the very significant contribution Mr. Duperreault made to that effort. The Committee also reviewed measures of the Company's financial performance for the year, including stock price.

   The Committee believes that the success of the Company's acquisition program under Mr. Duperreault's direction has the potential to contribute greatly to the Company's long-term financial strength. The Committee therefore felt it was appropriate to award long-term compensation to Mr. Duperreault at the high end of the range of comparable compensation based on Mercer's data. By so doing, the Committee rewarded Mr. Duperreault for completing important acquisitions, but tied the value of that award to the long-term performance of the Company's stock price. In this way, the Committee has provided further incentive for the Company's Chief Executive Officer to integrate the acquired businesses and move the Company forward as a larger international company. The Committee believes it is appropriate for Mr. Duperreault to be compensated at the high end of the Company's targeted incentive range if the Company's value increases in the future. Long-term compensation awards such as options and restricted stock provided the Committee with the appropriate tools to achieve this desired result.

   The Committee also took into account the recent stock price of the Company in determining Mr. Duperreault's compensation. Because the Company stock price was significantly lower when this year's compensation decision was made compared to the stock price one year previously, the Committee approved a salary adjustment and cash bonus for Mr. Duperreault which were at the low end of the Company's targeted incentive range. The Committee set Mr. Duperreault's annual cash compensation at the low end of this range, while providing long-term equity based compensation at the high end of the same range, to reflect in Mr. Duperreault's compensation current financial measures, such as stock price, while at the same time expressing its confidence in the long-term prospects for the Company under his leadership.

   Under U.S. income tax rules, Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1 million paid to the Company's Chief Executive Officer and any of the four other highest paid officers. However, compensation is exempt from this limit if it qualifies as "performance based compensation." The limit has no direct application to the Company, because the Company is not subject to U.S. income taxes. However, if a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary's deduction will be subject to this limit. To preserve the deduction for the subsidiary, the Company has designed one of its long-term incentive plans to permit the grant of "performance-based compensation" awards that are not counted toward the $1 million limit.

   Although the Compensation Committee will consider deductibility under
Section 162(m) with respect to the compensation arrangements for executive officers who may be employed by subsidiaries subject to U.S. income tax, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and subsidiaries may enter into compensation arrangements under which payments would not be deductible under Section 162(m). The foregoing report has been approved by all members of the Committee, except for Roberto G. Mendoza who became a member of the Compensation Committee on November 19, 1999, after compensation for 1999 was determined.

                             Bruce L. Crockett (Chairman)
                             Robert M. Hernandez
                             Thomas J. Neff
                             Sidney F. Wentz

Performance Graph

   Set forth below is a line graph comparing the dollar change in the cumulative total shareholder return on the Company's Ordinary Shares from September 30, 1994 through December 31, 1999 as compared to the cumulative total return of the Standard & Poor's 500 Stock Index and the cumulative total return of the Standard & Poor's Property-Casualty Insurance Index. The chart depicts the value on September 30th of each of 1995, 1996, 1997 and 1998 and December 31, 1999 of a $100 investment made on September 30, 1994, with all dividends reinvested.

                              [Performance Graph]

                                  ACL                SPX               SPPROP
                           --------------     --------------     --------------
         Period            Growth of $100     Growth of $100     Growth of $100
      09/30/94 - 09/30/95          146                130                143
      09/30/95 - 09/30/96          228                156                160
      09/30/96 - 09/30/97          409                219                248
      09/30/97 - 09/30/98          396                239                224
      09/30/98 - 12/31/99          225                351                174


             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS
                             (Item B on Proxy Card)

   The appointment of independent accountants is approved annually by the Board of Directors and ratified by the Company's shareholders. The decision of the Board of Directors is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. The Board of Directors has authorized the engagement of PricewaterhouseCoopers LLP as the Company's independent accountants for the year ending December 31, 2000. The Company has had a working association with PricewaterhouseCoopers LLP since 1985; PricewaterhouseCoopers LLP has had the responsibility for examining the consolidated financial statements of the Company and its subsidiaries since 1985.

   Representatives of PricewaterhouseCoopers LLP will attend the Annual General Meeting and will have an opportunity to make a statement if they wish. They will also be available to answer questions at the meeting.

   THE BOARD OF DIRECTORS RECOMMENDS RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS.

                 SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

   If you wish to submit a proposal to be considered for inclusion in the proxy material for the next annual meeting, please send it to the Secretary, ACE Limited, The ACE Building, 30 Woodbourne Avenue, Hamilton HM 08 Bermuda. Under the rules of the Securities and Exchange Commission, proposals must be received no later than January 4, 2001 and otherwise comply with the requirements of the U.S. Securities and Exchange Commission to be eligible for inclusion in the Company's 2001 Annual General Meeting proxy statement and form of proxy.

   The Company's Articles provide that if a shareholder desires to submit a proposal for consideration at an annual general meeting, or to nominate persons for election as directors, written notice of such shareholder's intent to make such a proposal or nomination must be given and received by the Secretary of the Company at the principal executive offices of the Company not later than 60 days prior to the anniversary date of the immediately preceding annual general meeting. With respect to the 2001 annual general meeting, such written notice must be received on or prior to April 10, 2001. The notice must meet the requirements set forth in the Company's Articles. Under the circumstances described in, and upon compliance with, Rule 14a-4(c) under the Exchange Act, management proxies would be allowed to use their discretionary voting authority to vote on any proposal with respect to which the foregoing requirements have been met.

                            SOLICITATION OF PROXIES

   The cost of solicitation of proxies will be borne by the Company. Solicitation will be made by mail, and may be made by directors, officers and employees, personally or by telephone or facsimile. Proxy cards and materials also will be distributed to beneficial owners of Ordinary Shares through brokers, custodians, nominees and other parties, and the Company expects to reimburse such parties for their charges and expenses. Corporate Investor Communications, Inc. has been retained to assist the Company in the solicitation of proxies at a fee estimated not to exceed $5,500, plus out-of-pocket expenses.

                                 OTHER MATTERS

   The Board of Directors of the Company does not know of any matters which may be presented at the Annual General Meeting other than those specifically set forth in the Notice of Annual General Meeting. If any other matters come before the meeting or any adjournment thereof, the persons named in the accompanying form of proxy and acting thereunder will vote in accordance with their best judgment with respect to such matters.

                                          By Order of the Board of Directors,

                                          Brian Duperreault
                                          Chairman and Chief Executive Officer

HARDING & HEAL, INC. PROOF #3 04/24/00 16:33
CUST. THE BANK OF NEW YORK
FILE NAME 72472 ACE LTD PROXY

Attn: Camille Nunnari/Stencil side prints in all red ink on this card.

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A. Election of Directors
   1. For election to Term Expiring in 2003: Michael G. Atieh, Bruce L. Crockett, Thomas J. Neff, Robert W. Staley and Gary M. Stuart.

   2. For Election to Term Expiring in 2002: Roberto G. Mendoza

For /_/  Withheld /_/  Exceptions* /_/

*Exceptions_____________________________________________________________
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To vote your shares for all Director nominees, mark the "For" box on item A. To withhold voting for all nominees, mark the "Withheld" box. If you do not wish your shares voted "For" a particular nominee, mark the "Exceptions" box and enter the name(s) of the exception(s) in the space provided.

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B. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the
   Company's independent accountants for the fiscal year ending December 31, 2000.

For /_/  Against /_/  Abstain /_/
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In their discretion, the Proxies are authorized to vote upon such other further business, if any, as lawfully may be brought before the meeting.
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If you have either an Address Change or Comments on the other side of the card, mark here.

__________________________________________________________________________
Address Change and/or Comments Mark Here  /_/
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When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership or limited liability company, please sign in partnership or limited liability company name by authorized person.

DATED____________________________, 2000

SIGNED_________________________________

This proxy when properly executed will be voted in the manner directed herein by the above signed shareholder.
If no direction is made, this proxy will be voted for the nominees listed above, and for the ratification of accountants.
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign.

Votes must be indicated (X) in Black or Blue ink.  /_/

Sign, Date and Return Proxy Card Promptly Using the Enclosed Envelope.
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                                  ACE LIMITED
                                P.O. BOX 11138
                            NEW YORK, NY 10203-0138

                                   P R O X Y

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Brian Duperreault, Christopher Z. Marshall, Peter Mear and Keith P. White as Proxies, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote, as designated below, all the Ordinary Shares of ACE Limited which the undersigned is entitled to vote at the Annual General Meeting to be held on June 9, 2000 or any adjournment thereof.

                            (Continued on Reverse)

                                            ACE LIMITED
                                            P.O. BOX 11138
                                            NEW YORK, N.Y. 10203-0138

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